Quepasa Corporation Elects Robert B. Stearns as Chairman and Chief Executive Officer

Wall Street Veteran Brings More Than 15 Years of Diverse Business Management Experience; to Provide Strategic Guidance to Quepasa

PHOENIX, Mar. 22 -- Quepasa Corporation (OTC BB: QPSA) today announced the election of Robert B. Sterns as Chairman and Chief Executive Officer. Quepasa founder Jeffrey Peterson is to become Chief Technology Officer.

"Quepasa is positioned beautifully as a high-growth, acutely focused online community.  We plan to continue to build traffic, grow profitable revenues, and make Quepasa the most important Hispanic online community in the world." stated Stearns.

"Rob's background represents the ideal complement of skills and experience that we need at this point in Quepasa's development," explained Quepasa founder Jeffrey Peterson. "He draws experience from a diverse variety of industries amid companies of different sizes; from venture backed startups to the Fortune 100; consistently establishing a reputation as a versatile, and disciplined manager."

Mr. Stearns' career is highlighted by his executive leadership in positions that include Managing Director of Investment Banking at Lehman Brothers, Inc., Head of Investment Banking for UBS Securities, Inc., Chief Financial Officer of The Dial Corporation, Chief Financial Officer of Columbia/HCA Corp., Chief Financial Officer of PacifiCare, Inc. Stearns is a graduate of Harvard University, the University of Chicago Graduate School of Business (MBA, 1977), and DePaul University College of Law (JD, 1979).

About Quepasa Corporation

Headquartered in Phoenix, Arizona, Quepasa Corporation is a leading provider of online products and services to Hispanic and Latino users throughout the U.S. and certain areas of Latin America. Quepasa maintains operations in the U.S. and Mexico.

For more information, visit http://www.quepasa.com/

Quepasa.com, Quepasa, and the Quepasa.com logo are registered trademarks of Quepasa.com Inc. and/or its affiliates in the United States and certain other countries.

CONTACT: Charles Mathews of Quepasa Corporation, +1-602-716-0100,ext. 258